CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

The undersigned certify that:

1. They are the chief executive officer and the secretary, respectively, of TELEGEN CORPORATION, a California corporation.

2. Article I of the Articles of Incorporation of this corporation is amended in its entirety to read as follows:

“The name of the Corporation is Vu1 Corporation”

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 66,080,183. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: May 19, 2008

/s/ Richard Herring
_________________________________
Richard Herring
Chief Executive Officer

/s/ Richard Sellers
_________________________________
Richard Sellers
Secretary